[Exhibit  23.1]



I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

By: /s/ Nancy R. Heinen
Nancy R. Heinen
General Counsel

</DOCUMENT